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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

     For the Nine Months Ended September 30, 1999 and 1998
                 (In thousands, except ratios)
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                                                      Nine Months   Nine Months
                                                         1999          1998
                                                      -----------   -----------

Income (loss) before income taxes and
  cumulative effect of change in
  accounting principle                                  $(31,542)    $  4,906

Add:  Fixed Charges                                        9,469        9,061
Less:  Capitalized Interest                                  (19)        (950)
                                                        --------     --------

Adjusted income (loss) before income taxes
  and cumulative effect of change in
  accounting principle                                  $(22,092)    $ 13,017
                                                        ========     ========

Fixed charges:
  Preferred stock dividends                             $  6,038     $  6,038
  Income tax effect on preferred stock dividends             - -          285
  Interest portion of rentals                                315          331
  Total interest cost                                      3,116        2,407
                                                        --------     --------

Total fixed charges                                     $  9,469     $  9,061
                                                        ========     ========

Fixed Charge Ratio                                           (a)         1.44

Inadequate coverage                                     $ 31,561     $    - -
                                                        ========     ========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                             $ 17,348     $ 15,852
  DD&A(b) (corporate)                                        248          293
  Provision for closed operations and
    environmental matters                                 28,533          463
  Reduction in carrying value of mining properties         4,077          - -
                                                        --------     --------

                                                        $ 50,206     $ 16,608
                                                        ========     ========


(a)  Earnings for period inadequate to cover fixed charges.
(b)  "DD&A" is an abbreviation for "depreciation, depletion and amortization."
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